Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Madison Air Solutions Corporation of our report dated March 9, 2026 relating to the financial statements of Madison Air Solutions Corporation, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
April 6, 2026